As filed with the Securities and Exchange Commission on March 19, 2014

Registration No. 333-173295

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-173295

UNDER

THE SECURITIES ACT OF 1933

CADENCE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-2142317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12481 High Bluff Drive, Suite 200

San Diego, CA 92130

(858) 436-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter G. Edwards, Esq.

Cadence Pharmaceuticals, Inc.

c/o Mallinckrodt

675 James S. McDonnell Blvd.

Hazelwood, MO 63042

(314) 654-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Adam O. Emmerich, Esq.

Benjamin M. Roth, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Cadence Pharmaceuticals, Inc. is hereby amending this registration statement to deregister any securities that had been registered but remain unsold under the registration statement.

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DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”), filed by Cadence Pharmaceuticals, Inc., a Delaware corporation (the “Company”), removes from registration all securities of the Company registered under the Company’s Registration Statement on Form S-3 (File No. 333-173295) (the “Registration Statement”).

On February 10, 2014, the Company entered into an Agreement and Plan of Merger with Mallinckrodt plc, an Irish public limited company (“Parent”), and Madison Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company with the Company becoming an indirect wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. The Merger will become effective on March 19, 2014, pursuant to the Certificate of Merger that will be filed with the Secretary of State of the State of Delaware.

In connection with the Merger, the Company is terminating all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 19, 2014. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

CADENCE PHARMACEUTICALS, INC.

By:	/s/ Theodore R. Schroeder
Theodore R. Schroeder
President and Chief Executive Officer